EXHIBIT 99.1

Community Bancorp. Announces Approval for Listing on the Nasdaq Capital Market

Derby, VT — January 29, 2026

Community Bancorp., the parent company of Community National Bank, today announced that it has received approval to list its common stock on the Nasdaq Capital Market. The Company expects trading in its shares to transition from the OTCQX Market to the Nasdaq Capital Market effective with the opening of trading on Monday, February 2, 2026, subject to continued satisfaction of applicable listing criteria.  The Company’s common stock will continue to trade on the OTCQX through the end of trading on Friday, January 30, 2026.  The common stock will trade on the Nasdaq Capital Market under its current ticker symbol “CMTV”.

“We are pleased to have received approval for listing on Nasdaq,” said Christopher Caldwell, CEO of Community Bancorp. “This move represents a significant milestone in our 175-year history.  We believe that uplisting to a nationally recognized trading platform may enhance our visibility, potentially broaden our access to a wider base of investors, and support the continued execution of our long‑term business strategy.”

Shareholders do not need to take any action in connection with the uplisting of the Company’s common stock.

About Community Bancorp.

Community Bancorp. and Community National Bank, headquartered in Derby, Vermont, remain committed to serving their customers and communities. Community National Bank is an independent bank that has been serving the banking needs of its customers since 1851, with offices in Derby, Derby Line, Island Pond, Barton, Newport, Troy, St. Johnsbury, Montpelier, Barre, Lyndonville, Morrisville, and Enosburg, Vermont, along with loan production offices in Burlington, Vermont and Lebanon, New Hampshire.

Forward-Looking Statements

This release contains forward‑looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the expected uplisting of the Company’s common stock to the Nasdaq Capital Market and the potential benefits of such listing. Forward‑looking statements are based on current expectations, estimates, and assumptions and are subject to risks and uncertainties that may cause actual results to differ materially from those expressed or implied by such statements.  Factors that could cause actual results to differ include, but are not limited to, market conditions, the Company’s continued ability to satisfy Nasdaq listing requirements, regulatory developments, economic conditions, interest rate changes, competitive pressures, and other risks described in the Company’s filings with the U.S. Securities and Exchange Commission.  Any anticipated benefits of the uplisting of the Company’s common stock to the Nasdaq Capital Market are subject to market conditions and other factors outside of the Company’s control and no assurance can be given as to the effect that the uplisting may have on the trading volume of our stock or on the liquidity of an investment in our stock.  Readers are cautioned not to place undue reliance on forward‑looking statements, which speak only as of the date made. Community Bancorp. undertakes no obligation to update or revise any forward‑looking statements except as required by law.

1

Disclaimer

This announcement does not constitute an offer to sell or a solicitation of an offer to buy any securities, nor shall any such securities be sold in any jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under applicable securities laws.

For further information, please contact:

Investor Relations: ir@communitynationalbank.com

2